U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 5, 2010

UBIQUITECH SOFTWARE CORPORATION

(Exact name of small business issuer as specified in its charter)

Colorado	000-52395	20-8224855
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

7435 S. Eastern Ave., Suite 5

Las Vegas, NV 89123

(Address of principal executive offices)

(702) 421-9004

(Issuer's Telephone Number)

Item 5.02 Departure of Directors or Certain Officers; Election of Directors: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 5, 2010, Mr. Young Yuan resigned his positions as Chief Executive Officer, President, Chief Financial Officer and a director of our Company. There were no disagreements between Mr. Young Yuan and our company regarding the operation, policies or practices of our Company. Mr. Young Yuan was replaced by Pardeep Singh who has been appointed as Chief Executive Officer, President, Chief Financial Officer and a director of the Corporation (to fill the vacancy created by the resignations of Young Yuen) pursuant to the provisions of the Company’s Bylaws, to hold such office until the next annual meeting of the Board of Directors and/or shareholders of the Company, as applicable, his resignation, removal or death, whichever comes first.

The following is a biographical summary of the business experience of Pardeep Singh:

Pardeep Singh, age 39. Mr. Singh assumed his positions as Chief Executive Officer, President, Chief Financial Officer and a director of our Company in May 2010. Since April 2010 Mr. Singh has been the managing attorney with the iVisa Law Group, based out of Sugarland TX. From September 2008 through March 2010 Mr. Singh was an attorney with Darren Silver & Associates in Los Angeles, CA. From October 2005 through February 2008, he was the principal attorney for the Law Offices of Pardeep Singh in Buffalo, NY. Mr. Singh is licensed to practice law in both the State of New York and the Province of Ontario, Canada. He received an LL.M degree in 2003 from SUNY at Buffalo Faculty of Law, he completed his academic requirements to be admitted to practice law in the Province of Ontario, Canada at the University of Toronto Faculty of Law in 2002 and he received a LL.B degree from the University of Sheffield Faculty of Law, United Kingdom in 2000. He intends to devote as much time as necessary to our business affairs, which, as of the date of this report, is not expected to exceed approximately 20 hours per week.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 5, 2010	UBIQUITECH SOFTWARE CORPORATION (Registrant) By: s/Pardeep Singh_______________________ Pardeep Singh, Chief Executive Officer

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